Exhibit 10.1

Variagenics, Inc.

60 Hampshire St.
Cambridge, MA 02139

Confidential

April 24, 2002

Taylor Jackson Crouch

83 Belcher Drive

Sudbury, MA 01776

Dear Taylor:

                This letter agreement shall amend the Amended and Restated Retention Agreement executed on or about February 13, 2002 between Variagenics, Inc. (the “Company”) and you.  To the extent that this letter agreement augments or differs from the terms of your Employment Agreement dated March 18, 1999 (the “Employment Agreement”), any of your Stock Option Agreements dated September 22, 1999, February 11, 2000 or January 3, 2001 (collectively, the “Option Agreements”) or the aforementioned Amended and Restated Retention Agreement, those agreements are hereby amended to such extent.  You agree that the Release executed by you today, however, shall remain in full force and effect, as stated therein.

In addition to the existing terms and conditions of your Employment Agreement, Option Agreements and the Amended and Restated Retention Agreement, as soon as practicable following the eighth day after the Company’s receipt of signed versions of the Release, the letter reflecting your resignation from the Company’s employment and from the Company’s Board of Directors and this letter agreement, you shall be entitled to the following:

1.             payment in an amount equal to one (1) week’s pay at your most recent rate of pay, less customary deductions for taxes and the like;

2.             payment in an amount equal to $27,083, less customary deductions for taxes and the like with respect to your efforts in furtherance of Section (a) of the “Cash Bonus” portion of the Amended and Restated Retention Agreement;

3.             vesting of 21,938 stock options that would have vested pursuant to Section (b)(i) of the “Stock Options” portion of the Amended and Restated Retention Agreement had you remained employed by the Company through April 30, 2002, in accordance with the conditions stated in the Amended and Restated Retention Agreement.

                You agree that during the nine (9) month period ending on January 23, 2003, you will make yourself available to the Company either by telephone or, if the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company during your employment. You further agree that at any time following your resignation, you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees.  The Company shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person.  Your cooperation in connection with such claims or actions shall include, without limitation, being available to meet with the Company to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, you will promptly immediately notify the Chief Executive Officer of the Company (or his or her designee) of that fact in writing.  Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

To the extent that any disputes regarding this letter agreement may arise, they shall be resolved in accordance with the terms of Section 10 of the Employment Agreement.

VARIAGENICS, INC.

		By:	/s/ Martin A. Vogelbaum
Martin A. Vogelbaum
Director
Accepted and Agreed:

By:	/s/ Taylor J. Crouch
Taylor J. Crouch

Release

                You hereby agree and acknowledge that by signing this Release, you are waiving your right to assert any form of legal claim against Variagenics, Inc. (“Variagenics” or the “Company”)(1) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date on which you sign this Release.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Variagenics seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Variagenics for any alleged action, inaction or circumstance existing or arising through the date on which you sign this Release.

                Without limiting the foregoing general waiver and release, you specifically waive and release Variagenics from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(i)                                   Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.

(ii)                                  Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the date on

(1)  For the purposes of this Section the parties agree that the phrase, “Variagenics, Inc.,” shall include Variagenics, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

                                                which you sign this Release) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar local, state, federal or foreign statute or law.

(iii)                               Claims under any local, state, federal or foreign common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)                              Claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any Massachusetts, Delaware or other state or local securities statutes and regulations.

(v)                                 Any other Claim arising under local, state or federal law.

                You acknowledge and agree that but for providing this waiver and release, you would not be receiving the consideration provided to you by the Company through the Retention Agreement between you and the Company.

Because you are more than forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act (“OWBPA”), which prohibits discrimination on the basis of age, and that the releases set forth herein are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this letter.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Release.  Consistent with the provisions of OWBPA, your signature below confirms that the Company has provided you with at least twenty-one (21) days in which to consider and accept the terms of this Release.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a written notice of rescission to the Company’s Board of Directors.  To be effective, such rescission must be in writing and must be hand-delivered or post-marked within the seven (7) day period and sent by certified mail to Variagenics in care of Martin Vogelbaum.

Confirmed and Agreed:

Variagenics, Inc.

/s/ Taylor J. Crouch	By:	/s/ Martin A. Vogelbaum
Taylor J. Crouch

Dated: 4/24, 2002	Dated: 4/24, 2002